                                                                       EX (D)(5)


                              DATED 3 JANUARY 2002

                                   ----------
                    RASMALA DISTRIBUTION (CAYMAN) LIMITED (1)

                              MR. FADI GHANDOUR (2)

                           RASMALA BUYOUT FUND LP (3)
                 (ACTING BY RASMALA GENERAL PARTNERS II LIMITED)


                    CHAMPA CO-INVESTORS (CAYMAN) LIMITED (4)

                                   ----------
                                SUBSCRIPTION AND
                             SHAREHOLDERS' AGREEMENT
                                   RELATING TO
                     RASMALA DISTRIBUTION (CAYMAN) LIMITED.
                                   ----------

                                    CONTENTS

CLAUSE                                                                                                     PAGE
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
1      Definitions and interpretation.........................................................................1

2      Conditions.............................................................................................4

3      Subscription...........................................................................................5

4      Completion.............................................................................................6

5      Powers and composition of the Board....................................................................7

6      Management of Aramex...................................................................................9

7      Accounts' audit and other financial provisions.........................................................9

8      Share transfers, issues and assignment................................................................11

9      Sale or Listing.......................................................................................13

10     Ongoing Obligations...................................................................................14

11     Duration..............................................................................................14

12     Provisions for the protection of the Group............................................................14

13     Warranties............................................................................................16

14     Parties bound.........................................................................................16

15     Assignability.........................................................................................17

16     Not a partnership.....................................................................................17

17     Discrepancies.........................................................................................17

18     Remedies to be cumulative.............................................................................17

19     Costs.................................................................................................17

20     Further assurance.....................................................................................17

21     Announcements.........................................................................................17

22     Entire agreement......................................................................................18

23     Miscellaneous.........................................................................................18

24     Notices...............................................................................................18

25     General Provisions....................................................................................19

26     Choice of law, submission to jurisdiction and address for service.....................................19

Schedule 1 FG, Fund and CCL..................................................................................21

Schedule 2 Deed of Adherence.................................................................................22

CLAUSE                                                                                                     PAGE
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
Schedule 3 Bonus Scheme for FG...............................................................................23

Schedule 4 List of Competing Companies.......................................................................24

DOCUMENTS IN AGREED FORM OR FOR CONTEMPORANEOUS SIGNATURE

1      New Articles of Association of the Company
2      FG Waiver Letter
3      Kingson Letters
4      FG Irrevocable Instructions (clause 2.5)
5      FG Deed re. restrictive Covenants
6      WK Deed re. restrictive Covenants
7

THIS AGREEMENT is dated                        January 2002 and is made BETWEEN:

(1) RASMALA DISTRIBUTION (CAYMAN) LIMITED (No. 112321), an exempted company incorporated with limited liability under the laws of the Cayman Islands whose registered office is situated at the offices of M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, British West Indies (the "COMPANY");

(2) FADI GHANDOUR of 2 Badr Shaker Al Sayyab Street, Um Uthaina, P.O. Box 3371, Amman 11181, Jordan ("FG" which expression shall include his personal representatives);

(3) RASMALA GENERAL PARTNERS II LIMITED (No. 112320), an exempted company incorporated with limited liability under the laws of the Cayman Islands, whose registered office is situated at the offices of M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, British West Indies acting as general partner of THE RASMALA BUYOUT FUND L.P. (No. 13176) (the "FUND"); and

(4) CHAMPA CO-INVESTORS (CAYMAN) LIMITED (No. 112323), an exempted company incorporated with limited liability under the laws of the Cayman Islands, whose registered office is situated at the offices of M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, British West Indies ("CCL").

WHEREAS:

(A) The Company has an authorised share capital of US$50,000 divided into 50,000 ordinary shares of $1 each, of which 4 shares have been issued and which have the rights and are subject to the restrictions set out in the Memorandum and Articles of Association of such company.

(B) The purpose of the Company is to acquire investments and to undertake corporate finance activities and to act as a holding company and investment vehicle.

(C) The Company is a wholly owned subsidiary of the Fund (as hereinafter defined).

(D) The Company holds all the issued shares in Rasmala Distribution (Bermuda) Ltd. ("RDBL") as a wholly owned subsidiary in Bermuda and it is intended that RDBL will make an offer to acquire Aramex International Limited ("ARAMEX").

(E) The Company, RDBL, Aramex, William Kingson and Fadi Ghandour have on the date hereof entered into, as the case may be, the WK Deed and the FG Deed (as each of such terms is hereinafter defined) and certain other letters relating to employment and other matters.

(F) It is intended that prior to or on the Completion Date, the authorised share capital will be reorganised by increasing the share capital in the manner referred to herein and by the Company re-purchasing and cancelling the 4 shares in issue.

NOW IT IS HEREBY AGREED as follows:

1      DEFINITIONS AND INTERPRETATION

1.1    In this Agreement:

1.1.1 the following expressions have the following meanings unless the context otherwise requires:

       "A DIRECTOR" means a director appointed by the holder of the "A" Shares pursuant to article 127 of the New Articles;

       "A SHAREHOLDER" means any holder for the time being of any "A" Shares;

       ""A" SHARES" means the "A" ordinary voting shares of US$0.01 par value each in the capital of the Company;

       "AMALGAMATION AGREEMENT" means the Agreement and Plan of Amalgamation among the Company, RDBL and Aramex dated 3 January 2002;

       "ARTICLES" means the Articles of Association of the Company from time to time;

       "AUDITORS" means the auditors from time to time of the Company;

       "B DIRECTOR" means a director appointed by the holder of the "B" Shares pursuant to article 128 of the New Articles;

       "B SHAREHOLDER" means any holder for the time being of any "B" Shares;

       ""B" SHARES" means the "B" ordinary voting shares of US$0.01 par value each in the capital of the Company;

       "BOARD OF DIRECTORS" means the board of directors of the Company;

       "BUSINESS DAY" means a day on which banks are open for normal banking business in the City of London and New York City (excluding Saturdays);

       "CEO" means such person as is from time to time appointed as the Chief Executive Officer of Aramex or, if Aramex is amalgamated or merged with RDBL, of the merged or amalgamated entity;

       "COMPLETION" means the taking place or effecting of the matters set out in clause 4;

       "COMPLETION DATE" has the meaning ascribed to it in clause 4.1;

       "CONTROLLING INTEREST" means:

       (a) more than 50 per cent. of the total number of Ordinary Shares in issue and outstanding; and

       (b) more than 50 per cent. of the total number of Preferred Shares in issue and outstanding;

       "DIRECTORS" means the persons for the time being occupying the position of directors or any of them of the Company;

       "FG DEED" means the Deed of even date herewith between the Company, Aramex and FG containing certain covenants by FG;

       "FG TRANSFEREE" means any person to whom FG may transfer shares pursuant to article 45(g) of the New Articles;

       "FG WAIVER" means the Deed of Variation of even date herewith between Aramex and FG relating to the contract of employment of FG;

       "FUND" means The Rasmala Buyout Fund L.P. (No. 13176);

       "GROUP" means the Company and any other Group Company;

       "GROUP COMPANY" means the Company or any other body corporate which is from time to time its subsidiary;

       "HOLDER" means, in relation to any Shares, the person whose name is entered in the register of members of the Company as the holder of those Shares;

       "INITIAL PERIOD" means the period commencing on the date of this Agreement and ending on 31 January 2007;

       "KINGSON LETTERS" means:

       (i) the letter of even date between the Company and Mr William Kingson relating to his appointment as Chairman of the Company; and

       (ii) the letter of even date between Aramex and Mr William Kingson relating to his appointment as Chairman of Aramex; and

       (iii) the letter of even date relating to the termination of his employment contract with Aramex;

       "LAW" means the Companies Law (2001 Second Revision) of the Cayman Islands including any statutory modification or re-enactment thereof;

       "LISTING" means the admission of any of the shares of the Company on any recognised investment exchange (as defined in section 285 Financial Services and Markets Act 2000) including the NASDAQ System, the New York Stock Exchange and the American Stock Exchange;

       "NEW ARTICLES" means the Amended and Restated Memorandum of Association and the new Articles of Association in the agreed form to be adopted by the Company at Completion;

       "OFFER DOCUMENT" means the document entitled "Offer to purchase for cash all Outstanding Common Shares of Aramex" a draft of which (which is not the final draft) has been initialled by the parties for the purpose of identification only;

       "ORDINARY SHARES" means the ordinary shares of US$0.01 par value each in the capital of the Company, including the ordinary shares of US$0.01 each in the capital of the Company which are classified as "A" Shares and "B" Shares;

       "PARTIES" means the parties to this Agreement;

       "PREFERRED SHARES" means the preferred shares of US$0.01 par value each in the capital of the Company;

       "PRESCRIBED TERRITORY" has the meaning ascribed to it in clause
       12.1.2(b);

       "RASMALA GROUP" means Rasmala Partners Limited (No 84033) and any other Rasmala Group Company;

       "RASMALA GROUP COMPANY" means Rasmala Partners Limited (No. 84033) and any body corporate which is from time to time its subsidiary;

       "RDBL OFFER" means the offer by RDBL to acquire the entire issued share capital of Aramex, as set out in the Offer Document;

       "SHAREHOLDER" means any holder for the time being of Shares;

       "SHARES" means shares in the capital of the Company (of whatever class);

       "SUBSCRIBERS" means the parties, other than the Company;

       "SUBSCRIPTION SHARES" means the Shares to be subscribed for as set out or referred to in clauses 3.1 and 3.2;

       "US$" means dollars, the lawful currency of the United States of America;

       "WARRANTS" means any warrants to subscribe for Shares which warrants are in issue from time to time;

       "WK DEED" means the Deed of even date herewith between the Company, Aramex and Mr William Kingson containing certain covenants by the said Mr William Kingson;

1.1.2 "SUBSIDIARY" and "HOLDING COMPANY" have the respective meanings ascribed thereto by sections 736 and 736A, Companies Act 1985 of the United Kingdom save that references to subsidiary shall also include "subsidiary undertaking" which has the meaning ascribed thereto by section 258, Companies Act 1985 of the United Kingdom;

1.1.3 any document expressed to be "in the agreed form" means a document in a form approved by (and for the purpose of identification signed or initialled by or on behalf of) FG and the Fund;

1.1.4  references:

       (a) to clauses or sub-clauses and Schedules are to clauses or sub-clauses of and Schedules to this Agreement;

       (b) to statutory provisions shall be construed as references to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

       (c) to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

       (d) to a person includes a reference to a body corporate, association or partnership;

       (e) to a person includes a reference to that person's legal personal representatives and successors;

1.1.5 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate;

1.1.6 the headings to the clauses and the Schedules are for convenience only and shall not affect the construction or interpretation of this Agreement;

1.1.7 references to RDBL or Aramex shall be deemed to apply to the merged entity if such companies are amalgamated pursuant to the Amalgamation Agreement; and

1.1.8 where a statement is qualified by the "knowledge" of or the "awareness" of a party, or other similar expression that statement shall be deemed to include an additional statement that it has been made by such party after due and careful enquiry.

2      CONDITIONS

2.1 All clauses of this Agreement (other than clauses 5 to 10 inclusive and clause 12) shall come into effect on the date of this Agreement but clauses 3 and 4 of this Agreement are conditional on:

2.1.1 the conditions set out in (a) and (b) below having been fulfilled or having been waived in writing by all the parties:

       (a) the issue by RDBL of the Offer Document, in its final version, and the satisfaction or waiver of all conditions set forth in Section 18 of the Offer Document in its final version; and

       (b) the announcement by RDBL that it has accepted the Shares (as defined in the Amalgamation Agreement) which have been tendered in accordance with the provisions of the said Offer Document; and

2.1.2 the Amalgamation Agreement not having been terminated pursuant to and in accordance with Section 8.01 thereof prior to the date on which all the conditions set out in clause 2.1.1 are fulfilled or waived in writing by all the parties.

2.2 If all the conditions set out in clause 2.1 are fulfilled or waived by 30 April 2002 (or such later date as the parties may agree in writing) then clauses 3 and 4 shall cease to be conditional as provided above and clauses 5 to 10 inclusive and 12 shall come into effect and Completion shall take place in accordance with clause 4.

2.3 If all the conditions in clause 2.1 are not fulfilled or waived by 30 April 2002 (or such later date as the parties may agree in writing) then all the provisions of this Agreement shall forthwith terminate and cease to be of effect and, save as regards any claim which a party may have under or in respect of this clause 2, no party shall have any claim against the other except with respect to any breach of this Agreement occurring prior to such termination.

2.4 The parties agree and accept that the final form of the Offer Document, including the contents of Section 18 thereof, is to be approved by the board of directors of RDBL.

2.5 Immediately following the execution of this Agreement, FG shall deliver or procure there is delivered to RDBL a letter, duly signed by him, under which he irrevocably instructs RDBL to pay the sum of US$7,125,000 million (being part of any amount which becomes payable to FG by RDBL under the RDBL Offer if FG tenders all his shares in Aramex in compliance with the RDBL Offer and all the conditions set out in Section 18 of the Offer Document are satisfied or waived) to the Company in payment of any amount becoming payable by FG pursuant to clause 4.2

2.6 The Company shall be entitled by written notice to each Subscriber (other than FG) to require that such Subscriber makes the funds referred to in Column 3 of the table set out in Part A of Schedule 1 to the Company prior to the Completion Date upon such terms as may be agreed between the Company and such Subscribers.

3      SUBSCRIPTION

3.1    On the Completion Date:

3.1.1 FG shall apply to subscribe for, and the Company shall issue and allot to FG, all the "A" Shares at a premium of US$4.99 per share;

3.1.2 Fund shall apply to subscribe for, and the Company shall issue and allot to Fund all the "B" Shares at a premium of US$4.99 per share; and

3.1.3 Each of Fund and CCL shall apply to subscribe for, and the Company shall allot to each of them, such number of Preferred Shares as is set out opposite his name in column 2 of Part A of Schedule 1 at a premium of US$4.99 per share.

3.2 On the first Business Day falling after the date on which FG is entitled to receive payment from RDBL for FG's shares in Aramex pursuant to the RDBL Offer, FG shall be deemed to subscribe for, and the Company shall be deemed to agree to issue and allot to FG such number of Preferred Shares as is set out opposite his name in column 2 of Part B of Schedule 1 at a premium of US$4.99 per share.

3.3 Every Share issued and allotted by the Company pursuant to clauses 3.1 and 3.2 shall be issued and allotted free from all liens, charges or other encumbrances, together with all rights now or hereafter attaching thereto and, subject thereto, with full title guarantee.

4      COMPLETION

4.1 Provided the conditions set out in clause 2.1 have been fulfilled or, if not fulfilled, have been waived by the parties, completion of the transactions set out in clause 3.1 shall take place at 10.00 am on the Business Day falling after the day on which the said conditions have been fulfilled or waived as aforesaid ("Completion Date") at the offices of Norton Rose , London when the following shall occur:

4.1.1 each of the parties shall procure that a board meeting of the Company shall be held for the purpose of approving the creation and issue of the Subscription Shares and convening or holding an extraordinary general meeting of the Company to:

       (a) adopt the New Articles as the memorandum of association and the new articles of association of the Company in substitution for its existing memorandum of association and articles;

       (b) increase the share capital of the Company by the creation of the following new Shares:

              (i) 5,820,000 Preferred Shares with a par value of US$0.01 each;

              (ii)   250 "A" Ordinary Shares with a par value of US$0.01 each;

              (iii)  750 "B" Ordinary Shares with a par value of US$0.01 each;
                     and

              (iv) 5,000,000 undenominated shares with a par value of US$0.01 each, each of which undenominated shares shall be classified by the board of directors prior to the issue as any class of ordinary shares or preferred shares (including but not limited to those classes of shares specified in
                     (a), (b) and (c) above).

       (c) authorise the Company to purchase the 4 outstanding ordinary shares of the Company;

       (d) authorise the directors to issue the Subscription Shares to the persons listed in column 1 of the table set out in Part A of
              Schedule 1 in the number and class set out opposite their names in column 2 of such table and at the price set out in column 3 of such table and authorise and instruct any one director to procure the register of members is updated accordingly; and

       (e) subject to FG being deemed, in accordance with the provisions of clause 3.2, to subscribe for the Preferred Shares referred to in clause 3.2, authorise the directors to issue such Preferred Shares to FG at the price set out in column 3 of the table set out in Part B of Schedule 1 and authorise and instruct any one director to procure the register of members is updated accordingly;

4.1.2 each of the parties shall procure that the board meeting shall be adjourned during which adjournment the extraordinary general meeting referred to in sub-clause 4.1.1 shall be convened and held at short notice;

4.1.3 each of the parties shall procure that the board meeting shall be re-convened and the following business shall be transacted:

       (a) 250 "A" Shares shall be allotted to FG to be credited as fully paid on receipt of the subscription moneys of US$1,250 and thereafter the name of FG shall be entered in the register of members of the Company as holder of such Shares and share certificates for the same shall be issued to him;

       (b) with effect from the Business Day on which the Company receives the moneys payable by FG for the Preferred Shares referred to in clause 3.2, such Preferred Shares shall be allotted to FG to be credited as fully paid and the name of FG shall be entered in the register of members of the Company as holder of such Preferred Shares and share certificates for the same shall be issued to him;

       (c) 750 "B" Shares and 3,000,000 Preferred Shares shall be allotted to Fund to be credited as fully paid on receipt of the subscription moneys of US$3,750 and US$15,000,000 respectively and the name of Fund shall be entered in the register of members of the Company as holder of such Shares and share certificates for the same shall be issued to it;

       (d) 575,000 Preferred Shares shall be allotted to CCL to be credited as fully paid on receipt of the subscription moneys of US$2,875,000 and the name of CCL shall be entered in the register of members of the Company as holder of such Shares and a share certificate for the same shall be issued to it;

       (e) FG and such person (if any) as FG shall nominate will be appointed as A Directors and Ali al Shihabi, Arif Masood Naqvi, Imtiaz Hydari, Salman Mahdi and Shirish Saraf shall be deemed to be appointed by Fund as B Directors;

       (f) William Kingson shall be appointed as a non-executive Chairman of the Company, such appointment to take effect at the time set out in the relevant Kingson Letter;

       (g) the continuation of FG as CEO of Aramex shall be approved and it shall be noted that FG's current service agreement with Aramex is being continued (as amended by the FG Waiver Letter) and it shall also be noted that the bonus scheme referred to in clause 3.2 of such service agreement shall be based upon the principles which are set out in Schedule 3; and

       (h)    such other matters as are agreed by the parties.

4.1.4 FG shall pay to the Company US$1,250 in subscription for the 250 "A" Shares to be subscribed by him;

4.1.5 Fund shall (i) pay to the Company US$3,750 in subscription for the 750 "A" Shares to be subscribed by it and (ii) pay to the Company US$15,000,000 in subscription for the 3,000,000 Preferred Shares to be subscribed by it; and

4.1.6 CCL shall pay to the Company US$2,875,000 in subscription for 575,000 Preferred Shares to be subscribed by it.

4.2 Within three Business Days of the Business Day referred to in clause 3.2 FG shall pay to the Company US$7,125,000 in subscription for the 1,425,000 Preferred Shares to be subscribed by him, it being the intention of the parties that such payment for the Preferred Shares shall be made in the manner referred to in clause 2.5.

5      POWERS AND COMPOSITION OF THE BOARD

5.1 Each of the parties agrees that the following matters shall be reserved to the exclusive competence of the board of directors of the Company:

       (a) all acquisitions and disposals, whether of shares or other assets, made by the Company or any other Group Company; the creation of any joint venture or partnership or consortium between the Company or any other Group Company and any other person; the merger or amalgamation of any Group Company with any other body corporate (other than, in any such case as is referred to previously in this sub-clause (a), in the ordinary course of business);

       (b) any refinancing of debt (other than in the ordinary course of business);

       (c) approval of and adherence to the consolidated budget (OPEX and CAPEX) of the Group;

       (d) issue of new shares and/or options over shares; approval of employee stock option plans; and establishment and approval of senior management performance bonuses; and

       (e) approval of accounts and payment of dividends and other distributions.

5.2 Subject to the provisions of clause 5.3, for so long as the "A" Shares are in existence and have not been converted into other Shares in accordance with the New Articles, the holders of the "A" Shares shall be entitled to:

       (a) appoint directors in accordance with the relevant provisions of the New Articles; and

       (b)    to remove any such appointees.

5.3 Notwithstanding anything to the contrary in the New Articles or this Agreement, if FG shall cease to be employed by any Group Company (without remaining or immediately thereafter becoming an employee of another Group Company) and shall at any time thereafter, either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly carry on or be engaged or be interested in any business in competition with any Group Company or any business carried on by any Group Company:

       (a)    clause 5.2 shall cease to have any further effect; and

       (b) FG shall procure that every person who is an "A" Director shall forthwith resign as a director.

5.4 For so long as the "B" Shares are in existence and have not been converted into other Shares in accordance with New Articles, the holders of the "B" Shares shall be entitled to:

       (a) appoint directors in accordance with the relevant provisions of the New Articles; and

       (b)    to remove any such appointees.

5.5 Any appointment or removal of an A Director or a B Director shall be made in the manner set out the New Articles.

5.6 The names of the first A Directors and of the first B Directors are as follows:

       NAME OF APPOINTOR          NAME OF APPOINTEE
       -----------------          -----------------
       FG                         FG and such person (if any) nominated by FG

       Fund Ali al Shihabi, Arif Masood Naqvi, Imtiaz Hydari, Salman Mahdi and Shirish Saraf

5.7 If at any time the number of the directors who shall have been nominated by either the holders of the "A" Shares or the holders of the "B" Shares shall be in excess of the number of directors which such holders shall be entitled to nominate pursuant to clause 5.2 or, as the case may be, 5.4, such holders, as a party or parties to this Agreement shall, forthwith after being requested in writing so to do by any other party, procure the retirement of such of the directors nominated by it or him as will result in there not being such excess number of directors.

5.8 Any director nominated or appointed by the holders of the "A" Shares or, as the case may be, the "B" Shares who ceases to be a director shall do so without any claim for compensation for loss of office, unfair or wrongful dismissal or otherwise whatsoever and the Shareholder which or who nominated or appointed (or procured that any nominee of it nominated or appointed) such director shall indemnify the Company and each of the other parties against any loss, liability or cost that any of them may suffer or incur as a result of any such claim.

5.9 Each of FG and Fund shall use all reasonable endeavours to ensure that each of the directors nominated or appointed by him or it or by any nominee of him or it (or any such director's alternate or proxy) shall attend each meeting of the board of directors and to procure that a quorum (in accordance with the provisions of this Agreement) is present throughout each such meeting. Each director shall have the right to appoint an alternate or proxy to attend a meeting of the board of directors in accordance with the articles.

5.10 The members of the board of directors shall not be entitled to any remuneration in their capacity as directors.

6      MANAGEMENT OF ARAMEX

6.1 Subject to clause 5.1, for so long as FG shall remain CEO of Aramex, all of the powers and responsibilities arising from the day to day management of Aramex and all operational decisions (other than any such decision which falls to be dealt with by the board of directors pursuant to clause 5.1) relating to the business and affairs of Aramex (subject always to such activities being consistent with and remaining within the prevailing budget approved by the board of directors) shall be conferred on the CEO.

6.2 Each of the parties agrees that during the continuance of this Agreement, the business of Aramex shall be conducted in such a way as to maximise its profitability.

6.3 The Company shall ensure that, no later than 45 days before the start of each financial year, there is prepared and submitted to the board of directors a draft budget of Aramex and its subsidiaries for that financial year (it being agreed that any such budget shall contain such information as the directors may reasonably require including a statement of the business objectives of Aramex and the proposed method of achieving these together with itemised individual and consolidated revenue and capital budgets broken down by reference to the principal divisions of Aramex, and showing proposed trading and cash flow figures and material proposed acquisitions, disposals and other commitments for that financial year). Such draft budget shall not be implemented until it has been approved by the board of directors.

7      ACCOUNTS' AUDIT AND OTHER FINANCIAL PROVISIONS

7.1    The Company shall provide to each of the directors:

       (a) by not later than the 30th day following the end of the month to which they relate, monthly management accounts for RBDL and its subsidiaries containing such information as the board of directors shall determine from time to time; and

       (b) by not later than the 30th day of each month following the end of each calendar quarter, a detailed cashflow forecast for RBDL and its subsidiaries in respect of the period of twelve months commencing on the first day of the month next following the month in which such forecast is produced.

7.2    The Company shall provide to each of the other parties:

       (a) by not later than 30 days following the end of the quarter date to which they relate, unaudited, quarterly consolidated accounts for the Group;

       (b) within 75 days from the end of the period to which they relate, draft annual consolidated accounts for the Group in a form substantially approved by the auditors; and

       (c) within two Business Days of the signing by the auditors of their report thereon, the annual audited consolidated accounts for the Group.

7.3 A director shall be entitled to disclose to any party to this Agreement, and/or to any Rasmala Group Company and/or to the Fund and/or to any person which is a partner of the Fund and to any of their respective directors and other officers and employees any information which he has acquired as director of the Company provided that:

       (a) such disclosure is not contrary to any regulatory rules to which any member of the Rasmala Group is subject from time to time;

       (b) the information is not subject to restricted communication procedures imposed by any compliance rules adopted from time to time by any member of the Rasmala Group; and

       (c) the party to whom disclosure is being made is under an obligation to treat the information being disclosed as confidential;

       and any such disclosure shall be treated by such director or other person referred to above (and, and if it is a corporate entity its directors and other officers and employees) as confidential and shall not be further disclosed to any other person.

7.4 Subject to the proviso contained in clause 7.3, which shall apply mutatis mutandis to the provisions of this clause 7.4, each party may disclose any information received from the Company or any director to:

7.4.1  any group undertaking of such party;

7.4.2 (in the case of a party which is a fund or which holds shares in the capital of the Company on behalf of a fund) any adviser to, trustee or manager of or investor or prospective investor in the fund;

7.4.3 such party's investment adviser and any of its other professional advisers; and

7.4.4 any third party (subject to any such third party agreeing to suitable confidentiality restrictions) with a view to effecting a Listing or a sale of any Shares held by such party; and

7.4.5 any Rasmala Group Company, the Fund, any person which is a partner of the Fund and to any of their respective directors and other officers and employees; and

7.4.6 any director or other officer or employee of such party or any shareholder of such party or any director or other officer or any employee of such shareholder;

       and any such disclosure shall be treated by such party or other person referred to above as confidential and shall not be further disclosed to any other person.

7.5 The accounts of the Group shall be audited by the auditors (or such other auditors as the board of directors may nominate from time to time) in each case in accordance with generally accepted International Accounting Standards.

7.6 Each of the parties shall bear its or his own travelling, professional, advisory and other expenses (but not including expenses relating to attending meetings of the board of directors which shall be borne by the Company) incurred in or about the performance of its or his obligations under this Agreement unless the parties shall otherwise agree.

7.7 Otherwise than as contemplated and permitted by clause 7.4 and save as may be required by any applicable law or any regulatory authority, each party (other than the Company) undertakes not to disclose or communicate to any person any confidential information relating to the Group acquired in the capacity of director or shareholder of the Company or the contents of this Agreement provided that such foregoing obligation shall not apply to information:

       (a) which was otherwise available in the public domain at the time of the disclosure to the recipient; or

       (b) which after disclosure comes into the public domain, otherwise than by reason of a breach of the foregoing obligation; or

       (c) which was in the possession of the recipient prior to its being furnished to the recipient by or on behalf of any Group Company, provided that the source of such information was not bound by or subject to a confidentiality agreement with any Group Company in respect thereof, or by fiduciary or other similar duties of confidentiality.

8      SHARE TRANSFERS, ISSUES AND ASSIGNMENT

8.1 The transfer or disposal of Shares in the Company and the issue of any previously unissued Shares shall be governed by the provisions of the New Articles. Each party undertakes with each of the other parties that it will observe and comply with all provisions of the New Articles relating to the sale, transfer or transmission of Shares.

8.2    Without prejudice to the generality of clause 8.1:

8.2.1 FG undertakes to the other parties that neither he nor any nominee of his will throughout the Initial Period and further undertakes to the other parties that no FG Transferee or any nominee of any FG Transferee will:

       (a) transfer or dispose of any Shares of which he, any FG Transferee or any nominee of either of them is a holder or any legal or beneficial interest therein or assign or otherwise purport to deal therewith or with any interest therein, except pursuant to the provisions of articles 45(d) to (g) inclusive or 62 to 65 inclusive of the New Articles;

       (b) mortgage (whether by way of fixed or floating charge), pledge, assign or otherwise encumber his or their legal or beneficial interest in all or any Shares of which he or any of them) is a holder;

       (c) enter any agreement with respect to the voting rights attached to all or any Shares of which he or any of them is a holder; or

       (d) agree, whether conditionally or otherwise, to do any of the foregoing,

       other than, in any case, with the consent in writing of such person or persons who hold such number of "B" Shares the aggregate nominal value of which is equal to or exceeds two thirds of the total nominal value of all the "B" Shares in issue and outstanding at the relevant time;

8.2.2 each party undertakes to each of the other parties that he will not transfer or dispose of any Shares of which he is a holder or any legal or beneficial interest therein or assign or otherwise purport to deal therewith or with any interest therein to any person (including any person who is immediately prior to the transfer of the Shares in question, a member of the Company) unless such transfer or disposal of such Shares is made in accordance with any provision of the articles expressly permitting or requiring a transfer of any Shares;

8.2.3 where, in accordance with the New Articles and this Agreement, a party who is a Shareholder (the "Transferor") is entitled to transfer his Shares or any of them to another person (including any person who is immediately prior to the transfer of the Shares in question, a shareholder of the Company) (the "TRANSFEREE") and such Transferee and/or any person for whom such transferee is acting as a nominee beneficially owns (directly or indirectly) or following such transfer would beneficially own (directly or indirectly) either any Ordinary Shares or such number of Preferred Shares the aggregate nominal value of which is equal to or exceeds three per cent. of the total nominal value of all Preferred Shares in issue at the relevant time (and for this purpose there shall be taken into account any relevant Shares which are beneficially owned (directly indirectly) by any person who is a connected (as defined in the New Articles) person of such transferee or any person for whom such transferee is acting as a nominee):

       (a) the Transferor undertakes to each of the other parties that he will not transfer or dispose of any of the Shares in question to such Transferee unless such Transferee has first executed a deed of adherence supplemental to this Agreement and becomes bound by the same obligations and enjoys the same rights as those binding on or enjoyed by the the Transferor (whether alone or jointly with any other person in respect of the relevant Shares being transferred); and

       (b) each of the parties (other than the Transferor) undertakes to the Transferor that he will promptly execute a deed of adherence supplemental to this Agreement (in the form set out in Schedule 2) so as to enable the Shares in question to be transferred to the Transferee; and

8.2.4 where, in accordance with the New Articles, the Company wishes to allot any new Shares to any person and it is a condition in the New Articles that such person must first become a party to this Agreement, each of the parties undertakes that he will promptly execute a deed of adherence supplemental to this Agreement (in the form set out in Schedule 2) so as to enable the new Shares in question to be allotted to such person.

8.2.5 Each party undertakes to each of the other parties that he will observe and comply with articles 83 to 90 inclusive.

8.3 No party may assign all or any of its rights under this Agreement save that a party may assign all or any of such rights to a person to whom it transfers Shares provided always that the transfer of those Shares is made in accordance with the Articles and the rights assigned are, in proportion to all his rights, equivalent to the proportion that the Shares transferred bear to all his Shares.

8.4 Each of the parties shall procure, so far as lies within his respective power, that during the Initial Period no new shares of whatever class are issued to any person listed in Schedule 4 unless FG (for so long as he is a beneficial owner of any "A" Shares) and Fund (for so long as it is a beneficial owner of any "B" Shares) shall have first approved in writing the issue of such shares to the relevant person Provided always that:

       (a) where either FG or Fund is requested to give such approval, neither FG nor Fund shall unreasonably withhold or delay in giving such approval; and

       (b) this clause 8.4 shall not apply as regards any Listing and nothing in this clause 8.4 shall prevent any party from selling or otherwise disposing of any of his Shares to any person whatsoever in respect of or in connection with any Listing.

8.5 During the Initial Period a party who is a Shareholder shall not sell or otherwise dispose of or agree to sell or otherwise dispose of any Shares of which he is the beneficial owner (direct or indirect) to any person listed in Schedule 4 unless FG and Fund shall have first approved in writing the sale or other disposal of the Shares in question to the relevant person.

       Provided always that:

       (a) where either FG or Fund is requested to give such approval, neither FG nor Fund shall unreasonably withhold or delay in giving such approval; and

       (b) this clause 8.5 shall cease to have effect on the day when FG is no longer the beneficial owner (direct or indirect) of any "A" Shares; and

       (c) this clause 8.5 shall not apply as regards any Listing or any sale or proposed sale of any Shares in respect of an Offer (as defined in article 85 of the New Articles) made by a Buyer (as defined in article 83 of the New Articles) and nothing in this clause 8.5 shall prevent any party from selling or otherwise disposing of any of his Shares to any person whatsoever in respect of or in connection with any Listing or Offer (as so defined)

8.6 Clause 8.4 and 8.5 shall cease to have any further effect on a Listing or when a Buyer (defined as aforesaid) shall have acquired a Controlling Interest (as defined in the New Articles).

8.7 Notwithstanding anything to the contrary in the New Articles or this Agreement, if FG shall cease to be employed by any Group Company (without remaining or immediately thereafter becoming an employee of another Group Company) and shall at any time thereafter, either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly carry on or be engaged or be interested in any business in competition with any Group Company or any business carried on by any Group Company, clauses 8.4 and 8.5 shall cease to have any further effect.

8.8 For the avoidance of doubt, the parties agree and accept that, subject to the decision of the board of directors, it is the intention that Shares (other than Ordinary Shares) of up to 5.5% of the share capital of the Company on a fully diluted basis be made available by way of Warrants and Shares (other than Ordinary Shares) of up to 8.6% of the share capital of the Company on a fully diluted basis may be made available to employees under an Employee Share Option Scheme (as defined in the New Articles).

9      SALE OR LISTING

9.1 Subject to any applicable laws or obligations of confidentiality, the Company will give the other parties details of any approach which it is reasonable to believe might lead to an offer being made to purchase a Controlling Interest (as defined in the New Articles) or to purchase substantially all the business and assets of the Group.

9.2    On a Listing:

       (a) each of the parties shall take all such steps as are necessary to ensure the Company's share capital shall be reorganised as follows (or in such other way as is considered advisable in connection with the Listing):

              (i) every one Ordinary Share shall stand converted into one ordinary share with a nominal value of US$0.01 each;

              (ii) every one Preferred Share shall stand converted into one ordinary share with a nominal value of US$0.01 each; and

              (iii) all such ordinary shares shall rank pari passu with each other as to all rights, privileges and obligations and each ordinary share shall have one vote;

       (b) if it is decided by the board of directors (in consultation with any advisers retained by or on behalf of the Company in connection with the Listing) that any Shares in the Company then in issue should be offered to potential investors as part of the Listing (the "SECONDARY OFFERING"), each party (other than the Company) shall be given the opportunity to elect to have included in the Secondary Offering such number of his Shares as is equal to Y, determined as follows:

                                      H
                                   Y= - x AS
                                      T

              Where:

              (1) "H" is the number of Shares which a party beneficially owns immediately prior to the Listing (but excluding any Shares which FG owns or over which he has any options under any employee share option scheme);

              (2) "T" is the total number of Shares in issue immediately prior to the Listing (but excluding all Shares issued pursuant to the exercise of Warrants or under or pursuant to any employee share option scheme); and

              (3) "AS" is the total number of Shares in the Secondary Offering which are allocated to all the parties (excluding the Company) as being available for sale to investors in the Secondary Offering.

10     ONGOING OBLIGATIONS

10.1 The obligations of the parties under this Agreement shall (except to the extent properly discharged on or prior to Completion) continue in full force and effect notwithstanding Completion.

10.2 Each of the parties to this Agreement (other than the Company) undertakes to the others that he will (so far as he is lawfully able) use the powers vested in him or it from time to time as director, officer, employee and/or shareholder (as the case may be) of the Company so as to procure that the Company complies with its obligations under this Agreement.

11     DURATION

11.1 Subject as otherwise provided herein, this Agreement shall continue in full force and effect without limit in point of time, until either the parties agree in writing to terminate this Agreement or no party, directly or indirectly, owns or has any interest in any Shares, whichever shall first occur.

11.2 When a person who is a party to this Agreement (or where relevant, its nominee) ceases to hold any Shares, such person shall cease to be party to this Agreement but without prejudice to all accrued rights and obligations of such person hereunder at the time that it ceases to be party to this Agreement.

11.3 Without prejudice to the generality of the foregoing provisions of this clause 11, the provisions of this clause 11 and clauses 7.7, 12 and 26 shall survive the termination of this Agreement.

12     PROVISIONS FOR THE PROTECTION OF THE GROUP

12.1 FG, in his capacity as an investor and future shareholder in the Company, undertakes with the Company (acting for itself and as trustee for every other Group Company) , Fund and CCL as follows:

12.1.1 he shall not at any time use or disclose to any person any confidential information concerning the business, customers or financial or other affairs of any member of the Group and he shall make every effort to prevent the use or disclosure of such confidential information;

12.1.2 throughout the Relevant Period:

       (a) he shall not (on his own behalf or on behalf of any person) directly or indirectly in competition with a business of a member of the Group as operated during the Relevant Period:

              (i) seek to procure orders from or do business with any person who has been a customer of a member of the Group at any time during the year ending on the commencement of the Relevant Period; or

              (ii) engage, employ, solicit or contact with a view to his engagement or employment any person who is or has been employed by a member of the Group in a senior capacity at any time during the year ending on the commencement of the Relevant Period; and

       (b) he shall not within any country in which any member of the Group is carrying on business during the Relevant Period (the "PRESCRIBED TERRITORY") either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly carry on or be engaged or be interested in any business in competition with the business of any member of the Group as operated during the Relevant Period.

12.1.3 at no time after the date on which this clause 12 comes into effect pursuant to clause 2.2 shall he directly or indirectly carry on a business either alone or jointly with or as manager, adviser, consultant, agent or employee of any person, whether or not the business is similar to any business of a member of the Group, under a name including the word "Aramex" or any name likely to be confused with a name used by a member of the Group Provided always that FG shall not be in breach of this clause 12.1.3 by reason of owning any Shares in or being a director or employee of any Group Company; and

12.1.4 while employed by any member of the Group he shall not be concerned or interested in any business competing with that carried on by any member of the Group provided that he may be interested in securities which are for the time being quoted on a recognised investment exchange (as defined by section 285 Financial Services and Markets Act 2000) if his interest in the securities concerned does not exceed 1% of the total amount of the securities in issue.

12.2   For the purpose of clause 12.1, "Relevant Period" means:

       (a) in a case where FG voluntarily resigns as an employee of every Group Company of which he is an employee, the period of two years commencing on the date upon which he is no longer an employee of any Group Company; or

       (b) in any case (other than that stated in sub-clause (a) above) where FG is no longer an employee of any Group Company, the period of eighteen months commencing on the date upon which he is no longer an employee of any Group Company.

12.3 FG acknowledges that he has had the opportunity to take independent advice on the restrictions contained in clause 12.1. Whilst these restrictions are agreed by FG to be reasonable, it is agreed that if the restrictions (individually or taken together) are adjudged to be unenforceable but they would be enforceable if part or parts of the wording were deleted, amended or qualified or the periods referred to reduced, then the relevant restrictions shall apply with such modifications as are needed to make them effective.

12.4 While the restrictions in clause 12.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Group but would be adjudged reasonable if part or parts of the wording thereof were deleted the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

12.5 Each of the parties (other than FG and Fund and the Company) agrees with the Company and the other parties that:

12.5.1 for 12 months after ceasing to be the beneficial owner of any Shares of the Company (an "Owner"), he or it shall not (on his or its own behalf or on behalf of any person) directly or indirectly in competition with a business of a member of the Group as operated at the time he ceases to be an Owner:

       (a) seek to procure orders from or do business with any person who has been a customer of a member of the Group at any time during the year before he ceases to be an Owner; or

       (b) engage, employ, solicit or contact with a view to his engagement or employment any person who is or has been employed by a member of the Group at any time during the year before he or it ceases to be an Owner; and

12.5.2 for 12 months after ceasing to be the beneficial owner of any Shares, he shall not, either alone as or jointly with manager, adviser, consultant, agent or employee of any person, directly or indirectly carry on, be engaged in or have any interest in any business in competition with the business of any member of the Group as operated at the time he ceases to be an Owner.

12.6 Each of the parties other than FG, Fund and Company acknowledges that he has had the opportunity to take independent advice on the restrictions contained in clause 12.5. Whilst these restrictions are agreed by each of these parties to be reasonable, it is agreed that if the restrictions (individually or taken together) are adjudged to be unenforceable but they would be enforceable if part or parts of the wording were deleted, amended or qualified or the periods referred to reduced, then the relevant restrictions shall apply with such modifications as are needed to make them effective.

12.7 While the restrictions in clause 12.5 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Group but would be adjudged reasonable if part or parts of the wording thereof were deleted the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

13     WARRANTIES

13.1 Each of the Subscribers represents and warrants to the Company in the following terms:

       (a) to the knowledge of such Subscriber, the funds to be paid to the Company as consideration for the Subscription Shares to be issued to him pursuant to this Agreement do not derive from any specified unlawful activity as defined in Section 1956, Title 18 of the United States Code or under the provisions of any other applicable law regarding money laundering;

       (b) to the knowledge of such Subscriber, such Subscriber has not, and if it is a legal entity, its direct or indirect shareholders have not engaged in any transaction with, any person, asset or entity named on the list of "Specially Designated Nationals and Blocked Persons", dated December 4, 2001, issued by the US Office of Foreign Assets Control; and

       (c) all information provided by such Subscriber as to himself and, where such Subscriber is a legal entity, to the knowledge of such Subscriber, all information provided by such Subscriber as to any direct or indirect shareholder in it, to or for the purpose of providing information to any regulatory authority in Bermuda in connection with the establishment or formation of the Company, RDBL or CCL is true, accurate and complete; and

       (d) all information which has been or which will be provided by such Subscriber on or in relation to the Directors and Officers Questionnaire which has been circulated by the Company prior to the date hereof as to the matters set out therein is, to the knowledge of such Subscriber, true, accurate and complete.

14     PARTIES BOUND

14.1 The Company undertakes with each of the other parties to be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to the Company and to act in all respects as contemplated by this Agreement.

14.2 Each of the parties (other than the Company) undertake with each of the other parties to exercise their powers in relation to the Company so as to ensure that the Company fully and promptly observes, performs and complies with its obligations under this Agreement and to exercise their rights as Shareholders in a manner consistent with this Agreement.

14.3 Each of the parties (other than the Company) undertakes with each of the other parties that while it remains a Shareholder it will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the Shares held by it in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

15     ASSIGNABILITY

       Subject as provided in clause 8.3, none of the parties may, without the written consent of the others, assign any of its respective rights or obligations under this Agreement.

16     NOT A PARTNERSHIP

       Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the parties.

17     DISCREPANCIES

17.1 In the event of any conflict, ambiguity or discrepancy between the provisions of this Agreement and the New Articles (as may be subsequently amended or substituted), the parties shall join in procuring that the New Articles are altered to accord with the provisions of this Agreement.

17.2 Each of the parties (other than the Company) agrees with each of the other parties (other than the Company) that it or he will:

17.2.1 exercise all voting and other rights and powers vested in or available to it or him to procure the convening of all meetings, the passing of all resolutions and the taking of all steps necessary or desirable to give effect to this Agreement; and

17.2.2 not exercise any rights conferred on it or him by the New Articles (as may be subsequently amended or substituted) which are or may be inconsistent with its or his rights or obligations under this Agreement.

18     REMEDIES TO BE CUMULATIVE

       No remedy conferred by any of the provisions of this Agreement (if any) is intended to be exclusive of any other remedy available at law, in equity, by statute or otherwise. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election by any party to pursue one or more of such remedies shall not constitute a waiver by such party of the right to pursue any other available remedy.

19     COSTS

       No party shall be responsible for bearing the legal and other costs incurred by another party in relation to the preparation and completion of this Agreement.

20     FURTHER ASSURANCE

       Each of the parties shall, and shall use its or his best endeavours to procure that any necessary third parties shall, execute and deliver to the other parties such other instruments and documents and take such other action as may be required to carry out, evidence and confirm the provisions of this Agreement and the New Articles (as may be subsequently amended or substituted).

21     ANNOUNCEMENTS

       All announcements and circulars by or on behalf of any of the parties and relating to the subject matter of this Agreement shall be in terms to be agreed between the parties in advance of issue.

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

22     ENTIRE AGREEMENT

22.1 This Agreement and the documents referred to herein set forth the entire agreement and understanding between the parties or any of them in connection with the subscription of the Subscription Shares and the other arrangements described herein.

23     MISCELLANEOUS

23.1 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

23.2 A party's failure to insist on strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature. Subject as aforesaid, no waiver shall be effective unless specifically made in writing and signed by the party granting such waiver or by a duly authorised officer of the party granting such waiver in the case of a corporate party.

24     NOTICES

24.1 Any notice required to be given under this Agreement shall be in writing delivered personally or sent by first class registered or recorded prepaid letter or transmitted by telex or facsimile and shall be deemed duly served if left at or sent or transmitted (as appropriate), in the case of each of the parties hereto to the respective addressees shown on the face of this agreement.

       The current telex and facsimile numbers of the parties hereto for the purposes of this Agreement are:

24.1.1 Fadi Ghandour

       2 Badr Shaker Al Sayyab Street, UM AY NA, P.O. Box 3371, Amman 11181
       Jordan

       Facsimile:               + 1 962 6553 7451

24.1.2 Rasmala General Partners Limited
       Emirates Towers Offices
       10th Floor, Suite 10A
       Sheikh Zayed Road
       PO Box 31145
       Dubai
       United Arab Emirates

       Facsimile:               +971 4 330 3438

24.1.3 Champa Co-Investors (Cayman) Limited
       Emirates Towers Offices
       10th Floor, Suite 10A
       Sheikh Zayed Road
       PO Box 31145
       Dubai
       United Arab Emirates

       Facsimile:               +971 4 330 3438

24.1.4 Rasmala Distribution (Cayman) Limited
       Emirates Towers Offices
       10th Floor, Suite 10A
       Sheikh Zayed Road
       PO Box 31145

       Dubai
       United Arab Emirates

       Facsimile:               +971 4 330 3438
       For the attention of:    the Company Secretary

24.2 A notice served in accordance with clauses 24.1 shall be deemed to have been received, in the case of a letter, when delivered personally to the relevant address , in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the transmission and, in the case of facsimile transmission, at the time when a complete and legible copy is received by the addressee.

24.3 The Company undertakes with each of the other parties that it will forthwith supply to each of the other parties a copy of any notice which may be given to or served on it under this Agreement.

25     GENERAL PROVISIONS

25.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

25.2 Each of the parties to this Agreement shall and shall use all reasonable efforts to procure that any other person shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

25.3   This Agreement may not be rescinded after Completion.

25.4 A party's rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

25.5 Except to the extent that they have been performed and except where this Agreement provides otherwise, the undertakings and obligations contained in this Agreement remain in force after Completion.

25.6 The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

25.7 This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

25.8 No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

26     CHOICE OF LAW, SUBMISSION TO JURISDICTION AND ADDRESS FOR SERVICE

26.1 This Agreement shall be governed by and interpreted in accordance with English law.

26.2 The parties hereby submit to the jurisdiction of the High Court of Justice in England, but this Agreement may be enforced in any court of competent jurisdiction.

26.3 Each party to this Agreement, other than FG, hereby irrevocably authorises and appoints Norose Notices Limited of Kempson House, Camomile Street, London EC3A 7AN (process to be marked for the attention of "Tim Marsden") or such other person, being a firm of solicitors resident in England, as any such party may by notice to all other parties substitute, to accept service of all legal process and notices served pursuant to clause 24 arising out of or connected with this Agreement and service on Norose Notices Limited (or such substitute) shall be deemed to be service on the party to which it is addressed (as the case may be).

26.4 FG hereby irrevocably authorises and appoints Wilmer, Cutler and Pickering of 4 Carlton Gardens, London SW1Y 5AA (process to be marked for the attention of "The Managing Partner") or such other person, being a firm of lawyers with an office situated in England, as

       FG may by notice to all other parties substitute, to accept service of all legal process and notices served pursuant to clause 24 arising out of or connected with this Agreement and service on the said Wilmer, Cutler and Pickering (or such substitute) shall be deemed to be service on the party to which it is addressed (as the case may be).

IN WITNESS whereof this Agreement has been entered into the day and year first before written:

                                   SCHEDULE 1

                                FG, FUND AND CCL

                                     PART A

--------------------------------------------------------------------------------------------
    (1)                              (2)                                       (3)
   NAME               NO. OF SHARES OF THE COMPANY TO BE              TOTAL INVESTMENT PRICE
                                 SUBSCRIBED                                    US$
--------------------------------------------------------------------------------------------
    FG                         250 "A" Shares                                 1,250
--------------------------------------------------------------------------------------------
   FUND                        750 "B" Shares                                 3,750
                           3,000,000 Preferred Shares                       15,000,000
--------------------------------------------------------------------------------------------
    CCL                    575,000 Preferred Shares                          2,875,000
--------------------------------------------------------------------------------------------


                                     PART B

--------------------------------------------------------------------------------------------
    (1)                              (2)                                       (3)
   NAME               NO. OF SHARES OF THE COMPANY TO BE              TOTAL INVESTMENT PRICE
                                 SUBSCRIBED                                    US$
--------------------------------------------------------------------------------------------
   FG                    1,425,000 Preferred Shares                          7,125,000
--------------------------------------------------------------------------------------------

                                   SCHEDULE 2

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on
BY:

[insert name of new party] of [insert address of new party] (the "NEW PARTY") in favour of the persons whose names are set out in the Schedule to this deed and is supplemental to the Subscription and Shareholders' Agreement dated - 20-- between - (1), - (2), and - (3) (the "AGREEMENT").

THE NEW PARTY AGREES AS FOLLOWS:

1 The New Shareholder confirms that it has read a copy of the Agreement and covenants with each person named in the Schedule to this deed to perform and be bound by all the terms of the Agreement as if the New Party were named in the Agreement as a party thereto.

2      This deed is governed by English law.

       [Include jurisdiction clause and agent for service clause in appropriate circumstances.]

IN WITNESS whereof this deed has been executed by the New Party and is intended to be and is hereby delivered on the date first above written.

EXECUTED AS A DEED          )
by [insert name of          )
New Party]                  )
in the presence of:         ) ...............................................

 .................................................
Signature

 .................................................
Name

 .................................................
Address

 .................................................
Occupation

                                   SCHEDULE 3

                               BONUS SCHEME FOR FG

The bonus scheme will be based upon the following principles:

       (1) it will be based upon the annual budget of the Group (insofar as such budget relates to Aramex and its subsidiaries and to their financing, financial performance and business);

       (2) it will provide that (i) to the extent that the annual financial targets set out in the budget are achieved or exceeded, FG will receive a bonus equal to 100% of his salary; and (ii) to the extent that such annual financial targets are not achieved, FG will receive a lesser bonus which will be calculated by reference to a graduated scale;

       (3) achievement of the annual financial targets will be determined by reference to the audited financial statements of the Group.

It is intended that more detailed provisions of the bonus scheme will be set out in papers to be approved by the board of directors.

                                   SCHEDULE 4

                           LIST OF COMPETING COMPANIES

DHL
AEI
Danzas
UPS
TNT
FEDEX
Deutsche Post
Dutch Post
La Poste - French
British Post
Ocean Group
Canada Post

Any other postal authority of any territory which is owned or partly owned by the State of such territory.

For the avoidance of doubt, each the above mentioned names covers (a) the main holding company in the group of companies which is known by or referred to by such name; and (b) all the subsidiaries of such holding company.

SIGNED BY                          )
for and on behalf of               )
RASMALA DISTRIBUTION               )
(CAYMAN) LIMITED,                  )   /s/ Syed Salman Mahdi      /s/ Rayhana Sheikh
in the presence of:                    Director/Duly authorised   Witness, Norton Rose


SIGNED BY FADI GHANDOUR                /s/ Fadi Ghandour
                                       Fadi Ghandour

SIGNED BY                          )
for and on behalf of               )
CHAMPA CO-INVESTORS LIMITED        )   /s/ Arif Naqvi             /s/ Rayhana Sheikh
in the presence of:                    Director/Duly authorised   Witness, Norton Rose




SIGNED BY                          )
for and on behalf of               )
THE RASMALA BUYOUT FUND L.P        )   /s/ Syed Salman Mahdi
Acting by General Partner Rasmala      Director
General Partners II Limited